Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

KHOSLA VENTURES ACQUISITION CO. III

Khosla Ventures Acquisition Co. III, a corporation under the laws of the State of Delaware (the “Corporation”), does make, file, and record this Amended and Restated Certificate of Incorporation (the “Certificate”), and does hereby certify as follows:

1. The name of the Corporation is Khosla Ventures Acquisition Co. III. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 2021 (the “Initial Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Initial Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

3. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Initial Certificate is hereby restated and amended in its entirety to read as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Khosla Ventures Acquisition Co. III (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 261,000,000 shares, consisting of (a) 260,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (iii) 30,000,000 shares of Class K Common Stock (the “Class K Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2. Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote: (1) the holders of shares of Class A Common Stock shall be entitled to one vote for each such share and (2) the holders of shares of Class B Common Stock shall be entitled to the number of votes for each such share equal to the number of shares (including fractional shares) of Class A Common Stock into which such share of Class B Common Stock held by such holder would be convertible if converted as of the record date for determining stockholders entitled to vote on such matter.

(iii) Except as otherwise required by law, the shares of Class K Common Stock are non-voting and are not entitled to vote until such time as such Class K Common Stock converts to Class A Common Stock.

(iv) Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Conversion. All issued and outstanding shares of Class B Common Stock shall, immediately after the closing of the initial Business Combination, automatically convert into an aggregate number of shares of Class A Common Stock equal to (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the Outstanding Shares. Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(ii) Voting. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Class K Common Stock.

(i) Conversion Upon Trading Triggers.

(1) One-third of all issued and outstanding shares of Class K Common Stock as of the First Price Vesting shall automatically convert into the First Price Vesting Conversion Shares on the day following the First Price Vesting.

(2) One-third of all issued and outstanding shares of Class K Common Stock as of the Second Price Vesting shall automatically convert into the Second Price Vesting Conversion Shares on the day following the Second Price Vesting.

(3) The remaining one-third of all issued and outstanding shares of Class K Common Stock as of the Third Price Vesting shall automatically convert into the Third Price Vesting Conversion Shares on the day following the Third Price Vesting.

(ii) Conversion Upon Qualifying Strategic Transactions. In the event of any Qualifying Strategic Transaction, all of the shares of Class K Common Stock will, in the aggregate, convert into an aggregate number of shares of Class A Common Stock equal to the First Price Vesting Conversion Shares.

(iii) Conversion Upon Other Strategic Transactions. In the event of any Strategic Transaction occurring after the one year anniversary of the Corporation’s initial Business Combination that results in all of the holders of Class A Common Stock having the right to exchange their Class A Common Stock for cash, securities or other property at an effective price of at least $15.00 per share of Class A Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the then-outstanding shares of Class K Common Stock will automatically convert into shares of Class A Common Stock as follows:

(1) if (and only if) the First Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $15.00 per share of Class A Common Stock and less than or equal to $20.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), all of the then outstanding shares of Class K Common Stock will convert into a number of Class A Common Stock equal to the First Price Vesting Conversion Shares, provided, however that in calculating the First Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to (i) the original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $20.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $5.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

(i) if (and only if) the Second Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $20.00 per share of Class A Common Stock and less than or equal to $25.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting shall automatically be deemed satisfied (to the extent it had not already been satisfied) and (ii) all of the then remaining outstanding shares of Class K Common Stock (after giving effect to the First Price Vesting that shall have occurred prior to or in connection with such Strategic Transaction) will convert into a number of Class A Common Stock equal to the Second Price Vesting Conversion Shares, provided, however that in calculating the Second Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to the original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $25.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $5.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

(2) if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $25.00 per share of Class A Common Stock and less than or equal to $30.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting and Second Price Vesting shall automatically be satisfied (to the extent either had not already been satisfied) and (ii) all of the then remaining outstanding shares of Class K Common Stock (after giving effect to the First Price Vesting or Second Price Vesting that shall have occurred prior to or in connection with such Strategic Transaction) will convert into a number of Class A Common Stock equal to the Third Price Vesting Conversion Shares, provided, however that in calculating the Third Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to the (i) original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $30.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $5.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

(3) if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $30.00 per share of Class A Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then each of the First Price Vesting, Second Price Vesting and Third Price Vesting shall automatically be satisfied (to the extent any had not already been satisfied).

(iv) Pro Rata Conversion. Each share of Class K Common Stock that is converting pursuant to this Section 4.3(c) shall convert into its pro rata number of shares of Class A Common Stock that is converting pursuant to this Section 4.3(c) based on the proportion of the number of shares of Class K Common Stock that are then converting by the number of shares of Class A Common Stock issuable upon such conversion.

(v) Forfeiture. Each share of Class K Common Stock that remains issued and outstanding as of the 10th anniversary of the Corporation’s initial Business Combination shall be forfeited by the holder who holds such share Class K Common Stock for no consideration.

(d) Definitions. For purposes of this Section 4.3 the following capitalized terms shall have the following meanings:

(i) ”Applicable Percentage” means (i) for the conversion of Class B Common Stock to Class A Common Stock, 15%, (ii) for the conversion of First Price Vesting Conversion Shares, 20% (subject to adjustment as provided in Section 4.3(c)(iii)), (iii) for the conversion of Second Price Vesting Conversion Shares, 25% (subject to adjustment as provided in Section 4.3(c)(iii)) and (iv) for the conversion of Third Price Vesting Conversion Shares, 30% (subject to adjustment as provided in Section 4.3(c)(iii)).

(ii) “Business Combination” means the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

(iii) “Designated Exchange” means any U.S. national securities exchange in which the shares of Class A Common Stock are then listed.

(iv) ”Excluded Shares” means: (i) any shares of Class A Common Stock or equity-linked securities exercisable for or convertible into shares of Class A Common Stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination, (ii) any shares of Class A Common Stock issued or issuable to any holder of Class B Common Stock in a private offering consummated in connection with the Corporation’s initial public offering (the “Offering”), (iii) any shares of Class A Common Stock issuable upon conversion of any shares of Class B Common Stock or Class K Common Stock, and (iv) any other particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities approved by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(ii).

(v) ”First Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(vi) ”First Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(vii) “Fundamental Transaction” means (A) that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving or resulting corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Corporation to be subject to or have the Class A Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of (x) at least 50% of the outstanding Class A Common Stock (on an as converted to common stock basis), (y) at least 50% of the outstanding Class A Common Stock (on an as converted to common stock basis) calculated as if any Class A Common Stock held by all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Class A Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), (y) at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis) calculated as if any Class A Common Stock held by all the Persons making or party to, or affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Class A Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (v) reorganize, recapitalize or reclassify the Class A Common Stock, (B) that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class A Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (y) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock (on an as converted to common stock basis) not held by all such Persons as of the date of the Corporation’s initial Business Combination calculated as if any shares of Class A Common Stock held by all such Persons were not outstanding, or (C) directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(viii) “Person” means any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(ix) ”Outstanding Shares” means the total number of shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation immediately after the closing of the initial Business Combination, as adjusted for any stock splits, dividends, reorganizations and the like, but excluding the Excluded Shares.

(x) “Qualifying Strategic Transaction” means any Strategic Transaction consummated after the Corporation’s initial Business Combination and before the one year anniversary of the Corporation’s initial Business Combination that results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price of at least $15.00 per share of Class A Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(xi) ”Second Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $25.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(xii) ”Second Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) the Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) and (iii) the First Price Vesting Conversion Shares (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(xiii) “Strategic Transaction” means any Fundamental Transaction occurring following the consummation of our initial Business Combination other than (i) any reorganization, recapitalization or reclassification of the Class A Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of a majority of the voting power of the surviving or resulting entity (or entities) with the authority or voting power to elect a majority of the members of the board of directors of the Corporation (or their equivalent if other than a company) of such entity or entities after such reorganization, recapitalization or reclassification, (ii) pursuant to a domestication or migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (iii) any transaction or series of related transactions which would result in a majority of the board of directors of the Corporation or the board of directors of the combined or resulting entity following the consummation of such transaction or series of related transactions being comprised of individuals who shall have not been members of the board of directors of the Corporation immediately prior to the consummation of such transaction or series of related transactions.

(xiv) ”Third Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $30.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(xv) ”Third Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) the Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) and (iii) the First Price Vesting Conversion Shares and Second Price Vesting Conversion Shares (in each case as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(e) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (except for Class K Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. No dividends shall be payable on the Class K Common Stock until such time as such Class K Common Stock converts to Class A Common Stock.

(f) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (except for Class K Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them. Class K Common Stock is not entitled to any distribution in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation until such time as such Class K Common Stock converts to Class A Common Stock.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2. Election; Number of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The number of directors that constitutes the entire board of directors of the Corporation shall be fixed solely by resolution of the board of directors.

Section 5.3. Classified Board. The directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The board of directors may assign members of the board of directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the acceptance of this Amended and Restated Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter, change, add or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VII

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 7.1. General.

(a) The provisions of this Article VII shall apply during the period commencing upon the effectiveness of this Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article VII shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offering, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes as well as expenses relating to the administration of the Trust Account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, or 27 if the Corporation and a third-party shall have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 7.7). Holders of shares of the Common Stock sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Khosla Ventures SPAC Sponsor III LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 7.2. Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 7.2(b) and Section 7.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 7.2(b) (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001 or any greater net tangible asset or cash requirement upon consummation of the Corporation’s initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 7.2(a) pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”), which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 7.2(a) in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 7.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (A) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (B) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 7.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 7.3. Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Section 7.2(a), Section 7.2(b), Section 7.2(d) or Section 7.7. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 7.4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article VII.

Section 7.5. Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 7.6. No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 7.7. Additional Redemption Rights. If, in accordance with Section 7.1(a), any amendment is made to this Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, or (b) with respect to any other provisions of this Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 7.8. Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

Section 7.9. Appointment and Removal of Directors. Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect any director, and the holders of Class A Common Stock shall have no right to vote on the election of any director. In addition, prior to the closing of the initial Business Combination, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of Class A common stock and Class B common stock, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office This Section 7.9 may only be amended by a resolution passed by the holders of a majority of the Common Stock entitled to vote thereon.

Section 7.10. Approval of Business Combination. Notwithstanding any other provision in this Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include each of the non-independent director nominees of the Sponsor.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 8.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 8.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE IX

INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall to the fullest extent permitted by law be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the preceding provisions of this Section 10.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

WAIVER OF CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of March, 2021.

By:	/s/ Peter Buckland
Peter Buckland, Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation]